EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

October 16, 2006

For more information contact:

Richard L. Browdy, President

Albert J. Finch, Chairman of the Board

(954) 776-2332

(954) 776-2332

OptimumBank Holdings Announces Strong Third Quarter and Record Nine-Month Results

Fort Lauderdale, FL (October 16, 2006).  OptimumBank Holdings, Inc. (NASDAQ:OPHC), holding company for OptimumBank, reported net income of $450,598 or $.16 per share for the third quarter ended September 30, 2006, compared to net income of  $400,583 or $.15 per share for the prior year quarter ended September 30, 2005, a 12.5% increase. Net income for the nine-month period ended September 30, 2006 was $1,454,010 or $.52 per share compared to $1,172,454 or $.44 per share for same period last year, a 24.0% increase.  Chairman of the Board, Albert Finch, said, “A strong third quarter is keeping us on track for a record year; maintaining good profitability in this challenging marketplace is testimony to the strong foundation we have built.”

Company assets increased to $219.0 million at September 30, 2006, compared to $201.7 million at September 30, 2005, an 8.6% increase.  The Company’s net loan portfolio increased 10.6% from $159.4 million at September 30, 2005 to a total of $176.4 million at September 30, 2006.  President, Richard L. Browdy noted, “Loan portfolio growth has slowed this quarter as a result of a weakening real estate market, but the Company’s asset quality remained strong with no loan delinquencies and no non-performing assets or real estate owned on the books at September 30, 2006.”

Through its executive offices and three bank branches in Broward County, Florida, the Company offers real estate lending and retail banking products to individuals and businesses in Broward, Dade and Palm Beach Counties.  The Bank also offers internet banking services through its “OptiNet” internet banking website, located at www.optimumbank.com.

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

2477 E. Commercial Boulevard, Fort Lauderdale,  Florida  33308

  E-Mail: rlbrowdy@optimumbank.com

Phone: (954) 776-2332                 Toll-Free (888) 991-BANK                      Fax: (954) 776-2281